Exhibit 10.1

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (the "Agreement") is entered into by and between lllumina, Inc. (the "Company") and Charles Dadswell ("Executive") effective on the date of Executive’s signature of execution, for the purpose of providing a smooth, professional and effective transition of Executive’s duties and responsibilities in connection with Executive’s mutually agreed separation from the Company.

A.          Executive's service to the Company as General Counsel and Secretary shall end effective October 3, 2024 and Executive shall transition to the role of Sr VP, Advisor to the Chief Executive Officer and Board of Directors.

B.          The Company wishes for Executive to remain an employee-advisor to the Chief Executive Officer and Board of Directors, and Executive has agreed to serve as an employee-advisor, for the period October 3, 2024 through March 31, 2025 (the "Advisory Period").

C.          Executive’s employment will end March 31, 2025 (the “Separation Date”), unless mutually extended by the Company and the Executive.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.          Duties During the Advisory Period. During the Advisory Period, Executive shall be available to and perform the duties as an advisor to the Company’s Chief Executive Officer and Board of Directors in order to (a) assist in transitioning the duties and responsibilities of General Counsel of the Company and (b) provide advice, and other reasonable assistance, on matters of the Company as reasonably requested by the Company’s Chief Executive Officer. Notwithstanding the generality of the services provided, Executive shall solely report to the Company’s Chief Executive Officer, and have no responsibilities to, or with, the Legal Department or other Company employees and shall not be required to work full-time during the Advisory Period.

2.          Compensation.

(a)          Except as provided herein, so long as Executive remains employed by the Company, maintains employment in good standing, complies with Illumina’s Code of Conduct, and reasonably completes the items as listed in paragraph "1."as determined by the Company’s Chief Executive Officer, Executive shall be entitled to receive $600,000, payable in a lump sum within thirty days after the Separation Date (the "Payment")The Payment is in addition to Executive's normal compensation and benefits which will continued to be paid during the Advisory Period.

(b)           If the Company terminates Executive without Cause prior to the Separation Date, Executive shall receive the Payment.

(c)          If Executive's employment with the Company terminates due to breach of the Company’s Code of Conduct, Executive shall not receive the Payment, but will still receive any other compensation or benefits that are earned through the date of such termination.

3.          Release.

By signing below Executive hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by law, the Company and its respective affiliates, officers, directors, managers, members, partners, employees, attorneys, agents and other representatives (together, collectively, "Representatives," and each, individually, a "Representative") (together, collectively, the "Released Parties," and each, individually, a "Released Party") from all claims, charges, complaints, actions, causes of action, damages, agreements, judgments, debts, dues, suits and liability of any kind or nature whatsoever, whether known or unknown, whether suspected or not, whether arising by virtue of contract or intentional or unintentional tort, or by virtue of any federal, state or local statute, ordinance, law, regulation, order or decree, or otherwise, including, without limitation, all claims, if any, arising directly or indirectly out of or in any way connected with Executive's employment or any other relationship Executive has with the Company or with any of the other Released Parties, and whether at law or in equity, which Executive ever had, now has, or may have against any Released Party by reason of any matter, cause or thing whatsoever that have arisen, or may have arisen, or that have been or could have been asserted in any court or forum by Executive as of the date of this Agreement, whether directly, representatively, derivatively, individually or in any other capacity, from the beginning of time to and including this day, resulting or arising from, or relating to or in connection with, the Company. For the sake of clarity, this general release shall not apply to claims arising after the date of this Agreement and this release of claims excludes any release of claims under the Age Discrimination in Employment Act and any claims that may not be released in this manner (including, without limitation, workers' compensation and state unemployment claims) and does not release any claims Executive might have to receive an award for information provided to the Securities and Exchange Commission or any claims Executive has with respect to the Payment or with respect to the payments and benefits that may be paid in connection with Executive’s continued employment with the Company pursuant to this Agreement. For avoidance of doubt, this release does not release or waive prospective rights or claims that may arise after the effective date of this agreement or the Separation Agreement and the General Release of Claims.

Waiver.

In granting the release herein, Executive acknowledges and understands that this Agreement includes a release of all claims known or unknown, and that the laws of some jurisdictions afford rights and benefits upon releasing parties with respect to the release of unknown claims, including, without limitation, Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

In giving this release, which includes claims that may be unknown to Executive at present, Executive acknowledges that Executive (A) has read and understands Section 1542 of the California Civil Code, (B) has had an opportunity to discuss with Executive's own counsel such provision and any similar provisions of the applicable laws of any other jurisdiction (or has elected not to consult with counsel) and (C) expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Executive has, had or may have against the Released Parties.

4.          No Separate Accounting. The Payment will be paid out of the Company's general assets. No amounts will be set aside in a trust or separate account.

5.          Applicable Law. The provisions of this Agreement shall be construed and interpreted according to the laws of the State of California without regard to conflict of law principles.

6.          Severability; Entire Agreement; Amendment. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. The Company and Executive acknowledge and agree that this Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement may not be modified, altered, or changed except by a written agreement signed by the Company and Executive.

7.          Withholding. The Payment are subject to reduction in order to comply with applicable federal, state, and local tax withholding requirements and shall be reflected on Executive's Form W-2 for the year in which such payment, if any, are made.

8.          No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give Executive the right to remain an employee of the Company, nor does it interfere with Company's right to discharge Executive according to provision of this agreement. It also does not require Executive to remain an employee nor interfere with Executive's right to terminate employment at any time.

9.          Confidentiality.  Executive and Company agree that the terms and conditions of this Agreement, the circumstances regarding the Executive’s departure from the Company, the events, including all negotiations, leading to this Agreement shall remain confidential as between the parties, and neither Executive nor Company shall disclose them to any other person, including but not limited to any current or former Illumina employees or any third-parties.  Notwithstanding the foregoing, (i) Executive and Company may make truthful statements required to be made by law or legal process or in a dispute between the parties where such statements are relevant to such dispute, (ii) Executive may make statements that are protected by law, including those protected by Section 21F of the Securities Exchange Act of 1934, as amended, and other whistleblower protection laws and statements that are permitted under the last sentence of Section 10 of this Agreement and (iii) Company may make non-public, truthful statements to individuals in a limited “need to know” group, provided that Company agrees to take reasonable steps to instruct such individuals of the confidential nature of those circumstances. Executive and Company agree that they will not respond to, or contribute to any public discussion or other publicity concerning, or in any way relating to, execution of this Agreement or the events, including any negotiations, leading to its execution other than statements that are consistent with those in the Company’s Current Report on Form 8-K and its press release relating to the departure.  Without limiting the foregoing, the Executive may disclose the monetary aspects of this Agreement to Executive’s attorneys or financial advisors provided Executive informs them of this confidentiality provision.  A violation of this Confidentiality provision shall be a material breach of this Agreement.

10.          Non-Disparagement.  Neither Executive, nor anyone subject to Executive’s direction or control, nor the Company, its Board members and executive officers will make any negative, derogatory or disparaging statement, publications or comments, regarding the other party, including as to Executive’s employment with the Company, conduct or performance with the Company or any aspect of Executive’s employment or reputation, or the business reputation or business practices of the Company and/or the Released Parties, on the one hand, and the Executive, on the other hand, to any person or entity.  Notwithstanding the foregoing, either party may make any statements permitted by the second sentence of Section 9 of this Agreement.  Further, nothing in this Agreement is intended to suppress or limit Executive’s right to testify in any administrative, legislative or judicial forum about alleged criminal or unlawful conduct or sexual harassment, or to prevent the disclosure of factual information related to unlawful acts in the workplace, such as civil or administrative action regarding sexual assault, sexual harassment or other form of sex-based workplace harassment, discrimination or retaliation, to the extent such communications are protected under California law.

11.          Section 409A Compliance. It is intended that this Agreement and the payments due pursuant to this Agreement are exempt from Section 409A of the Internal Revenue Code. Each provision of this Agreement shall be interpreted in a manner consistent with this intent. Nevertheless, the Company cannot, and does not, guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

EXECUTIVE:

By:	/s/ Charles Dadswell
Name:	Charles Dadswell
Date:	October 3, 2024

COMPANY: ILLUMINA, INC.

By:	/s/ Patricia Leckman
Name:	Patricia Leckman
Date:	October 3, 2024

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